                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [ ]
     Check the appropriate box:
     [ ]  Preliminary proxy statement
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     PENN ENGINEERING & MANUFACTURING CORP.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- - --------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-5(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

(1)  Title of each class of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
- - --------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
- - --------------------------------------------------------------------------------
(5)  Total fee paid:
- - --------------------------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials.
    [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the collecting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
- - --------------------------------------------------------------------------------
    (2)  Form, schedule or registration statement no.:
- - --------------------------------------------------------------------------------
    (3)  Filing party:
- - --------------------------------------------------------------------------------
    (4)  Date filed:
- - --------------------------------------------------------------------------------

__________________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                     PENN ENGINEERING & MANUFACTURING CORP.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 4, 1995

TO THE STOCKHOLDERS OF PENN ENGINEERING & MANUFACTURING CORP.:

     The Annual Meeting of Stockholders of Penn Engineering & Manufacturing Corp. (hereinafter called the 'Company') will be held on Thursday, May 4, 1995 at 2:00 p.m., E.D.T., at the offices of the Company, Plant #2, Old Easton Road, Danboro, Pennsylvania 18916, for the following purposes:

          1. To elect one Class A director of the Company to hold office until the Annual Meeting of Stockholders to be held in 1998 and until his successor is duly elected;

          2. To consider and vote upon a proposal to elect Deloitte & Touche LLP as auditors for the Company for its 1995 fiscal year; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for 1994 is being mailed with this Notice.

     If you do not expect to attend the Annual Meeting in person, please fill in, sign, and return the enclosed form of proxy in the enclosed envelope to Chemical Bank, New York, New York.

                                          By Order of the Board of Directors,
                                          Kenneth A. Swanstrom
                                          Chairman of the Board

Date: April 6, 1995

                     PENN ENGINEERING & MANUFACTURING CORP.
                          ---------------------------
                                 PROXY STATEMENT
                          ---------------------------

     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about April 6, 1995, are furnished in connection with the solicitation by the Board of Directors of Penn Engineering & Manufacturing Corp. (the 'Company') of proxies to be voted at the Annual Meeting of Stockholders (the 'Annual Meeting') to be held on Thursday, May 4, 1995 at 2:00 p.m., E.D.T. and at any adjournment thereof, at Plant #2, Old Easton Road, Danboro, Pennsylvania 18916. The Company's principal executive offices are located at Plant #1, Old Easton Road, Danboro, Pennsylvania 18916.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted for the election of the nominee for Class A director named below and in favor of the election of Deloitte & Touche LLP as auditors of the Company for its 1995 fiscal year. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice thereof to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company by the Company's regular officers and employees personally or by telephone or telegram. The Company, upon request therefor, will reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on March 15, 1995 will be entitled to notice of and to vote at the Annual Meeting. As of March 15, 1995, the Company had outstanding 1,707,082 shares of Common Stock, each of which is entitled to one vote. Cumulative voting rights do not exist with respect to the election of directors. The one nominee for Class A Director receiving the highest number of votes cast at the Annual Meeting will be elected. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote with respect to the election of directors. Abstentions and broker non-votes on the election of the Class A Director will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing the Class A Director.

     As of March 15, 1995, certain stockholders listed in the table herein under 'Beneficial Ownership of Common Stock -- Principal Beneficial Owners of Common Stock' beneficially owned in the aggregate 894,890 shares, or approximately 52.42%, of the Company's outstanding Common Stock. Such stockholders have advised the Company that they will vote their shares in favor of the election of Deloitte & Touche LLP as the Company's auditors for 1995 and for the election of Maurice D. Oaks as Class A Director. Accordingly, Deloitte & Touche LLP will be elected as auditors and Maurice D. Oaks will be so elected regardless of the votes of the Company's stockholders other than those listed in such table.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL BENEFICIAL OWNERS OF COMMON STOCK

     The following table sets forth, as of March 7, 1995, the name and address of each person who is known by the Board of Directors to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such person, and the percentage of the Company's outstanding Common Stock so owned.

                                                                                SHARES       PERCENT OF
                                                                              BENEFICIALLY   OUTSTANDING
NAME AND ADDRESS                                                                 OWNED      COMMON STOCK
- - ----------------------------------------------------------------------------  -----------  ---------------
Kenneth A. Swanstrom (2)
P.O. Box 1000
Danboro, PA 18916

     and

Daryl L. Swanstrom (3)
P.O. Box 2249
Peachtree City, GA 30269

     and

Trust under the Will of Gladys Swanstrom,
  Deceased (4)
c/o Duane Morris & Heckscher
4200 One Liberty Place
Philadelphia, PA 19103-7396

     and

Estate of K. A. Swanstrom (5)
c/o Duane, Morris & Heckscher
4200 One Liberty Place
Philadelphia, PA 19103-7396

     and

Trust under Item Fourth of the Will of Lawrence                                  894,890(1)        52.42%
  W. Swanstrom, Deceased (6)
c/o NationsBank of Georgia, N.A.
P.O. Box 12448
Atlanta, GA 30355

     and

Trust under Item Fifth of the Will of Lawrence W.
  Swanstrom, Deceased (7)
c/o NationsBank of Georgia, N.A.
P.O. Box 12448
Atlanta, GA 30355

     and

Thomas M. Hyndman, Jr. (8)
c/o Duane, Morris & Heckscher
4200 One Liberty Place
Philadelphia, PA 19103-7396

     and

First Fidelity Bank, National Association (9)
2673 Main Street
P.O. Box 6980
Lawrenceville, NJ 08648

                                                                                SHARES       PERCENT OF
                                                                              BENEFICIALLY   OUTSTANDING
NAME AND ADDRESS                                                                 OWNED      COMMON STOCK
- - ----------------------------------------------------------------------------  -----------  ---------------
Quest Advisory Corp. (10)                                                        206,550          12.10%
Quest Management Company
1414 Avenue of the Americas
New York, NY 10019

Lazard Freres & Co. (11)                                                         127,900           7.49%
One Rockefeller Plaza
New York, NY 10020

Dimensional Fund Advisors Inc. (12)                                               86,300           5.06%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

- - ------------------

 (1) Under the rules of the Securities and Exchange Commission (the 'SEC'), a person is deemed to be the beneficial owner of securities if such person has, or shares, 'voting power' (which includes the power to vote, or to direct the voting of, such securities) or 'investment power' (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common Stock of the Company over which the above named persons individually or together share voting power or investment power adjusted, however, to eliminate the reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons.

 (2) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which Kenneth A. Swanstrom could be deemed to have is 406,088 shares, or 23.79%, of the Company's outstanding Common Stock. Of these shares, Mr. Swanstrom has sole voting and dispositive power with respect to 240,174 shares and shared voting and dispositive power with respect to 62,975 shares held in the Trust referenced in footnote (4) below, 86,453 shares held in the estate referenced in footnote (5) below, and 12,019 shares held in the Trust under the Will of Klas A. Swanstrom. 3,767 of these shares are owned by Kenneth A. Swanstrom's wife and 700 of these shares are owned by his daughters. Kenneth A. Swanstrom disclaims beneficial ownership of the shares held by his wife and daughters.

 (3) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which Daryl L. Swanstrom could be deemed to have is 375,482 shares, or 22.00%, of the Company's outstanding Common Stock. Of this total, Mrs. Swanstrom has sole voting and dispositive power with respect to 155,166 shares and shared voting and dispositive power with respect to 72,393 shares held in the trust referenced in footnote (6) below and 147,923 shares held in the trust referenced in footnote (7) below.

 (4) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which the Trust Under the Will of Gladys Swanstrom, Deceased, could be deemed to have is 62,975 shares, or 3.69%, of the Company's outstanding Common Stock.

 (5) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock under the Estate of K. A. Swanstrom could be deemed to have is 86,453 shares, or 5.06%, of the Company's outstanding Common Stock. Also included are 12,019 shares that have been transferred from this estate to the Trust under the Will of Klas A. Swanstrom.

 (6) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which the Trust under Item Fourth of the Will of Lawrence W. Swanstrom, Deceased, could be deemed to have is 72,393 shares, or 4.24%, of the Company's outstanding Common Stock.

 (7) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which the Trust under Item Fifth of the Will of Lawrence W. Swanstrom, Deceased, could be deemed to have is 147,923 shares, or 8.67%, of the Company's outstanding Common Stock.

 (8) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which Thomas M. Hyndman, Jr. could be deemed to have is 440,083 shares, or 25.78%, of the Company's outstanding Common Stock. Of these shares, Mr. Hyndman has sole voting and dispositive power with respect to 570 shares and shared voting and dispositive power with respect to the 72,393 shares held in the trust referenced in footnote (6) above, 147,923 shares held in the Trust referenced in footnote (7) above, 62,975 shares held in the Trust referenced in footnote (4) above, 57,750 shares held under the Trust under Deed of Klas A. Swanstrom dated June 12, 1973, 86,453 shares held in the estate referenced in footnote (5) above, and 12,019 shares held in the Trust under Will of Klas A. Swanstrom.

 (9) Under the rules of the SEC, the maximum beneficial ownership of the Company's Common Stock which First Fidelity Bank, National Association and its parent holding companies, First Fidelity Bancorporation and First Fidelity Incorporated, could be deemed to have is 114,455 shares, or 6.70%, of the Company's outstanding Common Stock.

(10) According to Amendment No. 6 to the Schedule 13G dated February 10, 1995 filed with the SEC under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), by Quest Advisory Corp., a New York corporation ('Quest'), Quest Management Company ('QMC') and Charles M. Royce, Quest, QMC and Mr. Royce reported as a 'group' pursuant to Rule 13d-1(b)(ii)(H) of the Exchange Act with respect to these shares. According to such Amendment, Quest has sole voting and dispositive power with respect to 197,350 of these shares, and QMC has sole voting and dispositive power with respect to 8,200 of these shares. Mr. Royce may be deemed to be a controlling person of Quest and QMC and as such may be deemed to beneficially own the shares of Common Stock beneficially owned by Quest and QMC. Mr. Royce does not own any shares outside of Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

(11) According to the Schedule 13G dated February 14, 1995 filed with the SEC under the Exchange Act, Lazard Freres & Co., a registered investment advisor, is deemed to have beneficial ownership of 127,900 shares of the Company's Common Stock as of December 31, 1994.

(12) According to Amendment No. 2 to the Schedule 13G dated January 31, 1995 filed with the SEC under the Exchange Act, Dimensional Fund Advisors Inc. ('Dimensional'), a registered investment advisor, is deemed to have beneficial ownership of 86,300 shares of the Company's Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS, DIRECTORS AND
NOMINEES

     The following table sets forth, as of March 7, 1995, the amount and percentage of the Company's outstanding Common Stock actually beneficially owned by each executive officer named in the Summary Compensation Table, each director and nominee for director and by all executive officers and directors of the Company as a group.

                                                                              SHARES ACTUALLY     PERCENT OF
                                                                               BENEFICIALLY       OUTSTANDING
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                                            OWNED         COMMON STOCK
- - ---------------------------------------------------------------------------  -----------------  ---------------
Kenneth A. Swanstrom (1)...................................................        240,174             14.07%
Daryl L. Swanstrom (2).....................................................        155,166              9.09%
Willard S. Boothby, Jr.....................................................            400                (4)
Thomas M. Hyndman, Jr. (3).................................................            570                (4)
Lewis W. Hull..............................................................          1,000                (4)
Maurice D. Oaks............................................................              0                --
Mark W. Simon..............................................................            100                (4)
Richard B. Ernest..........................................................          5,230(5)             (4)
Martin Bidart..............................................................            100(6)             (4)
Raymond L. Bievenour.......................................................            100                (4)
All Executive Officers and Directors as a Group (12 persons)...............        402,840             23.60%

- - ------------------
(1) Reference is made to footnote (2) above.

(2) Reference is made to footnote (3) above.

(3) Reference is made to footnote (8) above.

(4) Less than 1%.

(5) Of these shares, 3,130 are owned jointly with Mr. Ernest's wife, and 1,500 are held jointly with his sister.

(6) These shares are owned jointly with Mr. Bidart's wife.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, one Class A Director will be elected for a term expiring at the 1998 Annual Meeting of Stockholders and when his successor has been duly elected. The Class B and Class C Directors will continue in office for the remainder of their respective terms shown below. Under the Company's By-Laws, the number of directors constituting the entire Board of Directors is determined by the Board, but such number may not be less than three nor more than twelve. The Board of Directors has currently fixed the number of members of the Board at seven. Mr. Oaks was appointed to the Board of Directors in June 1994 to fill a vacancy.

     Unless otherwise instructed, the proxyholders will vote the proxies received by them for the election of the nominee listed below, currently a Class A Director of the Company. The nominee for Class A Director receiving the highest number of the votes cast at the Annual Meeting will be elected. If the nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors believes the nominee named will be able to serve if elected.

     Certain data with respect to the Class A nominee and each continuing Class B Director and Class C Director follows:

                          NOMINEE FOR CLASS A DIRECTOR

                                                   PRINCIPAL OCCUPATION        DIRECTOR
NAME                                 AGE            FOR PAST FIVE YEARS          SINCE                  CLASS
- - -------------------------------  -----------  ------------------------------  -----------  --------------------------------
Maurice D. Oaks................       61      Former Vice President of            1994     Class A; Term expires 1998*
                                                Worldwide Operations
                                                Planning, Bristol-Myers
                                                Squibb from October 1990 to
                                                October 1992; from July 1989
                                                to September 1990, Executive
                                                Vice President of Squibb
                                                Pharmaceutical Group, U.S.;
                                                manufacturer of
                                                pharmaceuticals

- - ------------------
* If elected at the Annual Meeting.

                         DIRECTORS CONTINUING IN OFFICE

                                                   PRINCIPAL OCCUPATION        DIRECTOR
NAME                                 AGE            FOR PAST FIVE YEARS         SINCE                    CLASS
- - -------------------------------  -----------  ------------------------------  -----------  --------------------------------
CLASS B DIRECTORS
Kenneth A. Swanstrom...........       55      Chairman, President and Chief       1970     Class B; Term expires 1996
                                                Executive Officer of the
                                                Company; formerly Chief
                                                Operating Officer until
                                                August 1993

Lewis W. Hull(1)(2)(3).........       78      Chairman, Hull Corporation;         1974     Class B; Term expires 1996
                                                manufacturer of freeze-dryer
                                                and injection-molding
                                                equipment

Mark W. Simon..................       56      Vice President-Finance and          1983     Class B; Term expires 1996
                                                Chief Financial Officer of
                                                the Company
CLASS C DIRECTORS
Willard S. Boothby, Jr.               73      Former Managing Director,           1984     Class C; Term expires 1997
  (1)(2)(4)....................                 PaineWebber, Incorporated;
                                                brokerage services

Thomas Hyndman, Jr. (1)(2)(5)..       70      Of Counsel since 1993, Partner      1974     Class C; Term expires 1997
                                                (1957-1992), Duane, Morris &
                                                Heckscher; Attorneys and
                                                Counsel to the Company

Daryl L. Swanstrom(2)..........       48      President, Engineered               1987     Class C; Term expires 1997
                                                Components/Spyraflo, Inc.;
                                                distributor of electronic
                                                components

- - ------------------

(1) Member of the Audit Committee. The Audit Committee is appointed annually by the Board of Directors to recommend the selection of independent auditors, review the scope and results of the audit, review the adequacy of the Company's accounting, financial and operating controls and supervise special investigations. During 1994, the Audit Committee held three meetings.

(2) Member of the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors to recommend to the Board of Directors remuneration for senior management, adoption of compensation plans in which officers are eligible to participate and related matters. During 1994, the Compensation Committee held one meeting.

(3) Mr. Hull is also a director of Willow Grove Federal Savings Bank.

(4) Mr. Boothby is also a director of Georgia-Pacific Corporation and The Glenmede Fund, Inc.

(5) Mr. Hyndman is also a director of Rochester & Pittsburgh Coal Company.

     During 1994, the Company's Board of Directors held five meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which he served that were held during 1994. The Company's Board of Directors does not have a nomination committee.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company in each of the last three years to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                                                 ---------------------------------     ALL OTHER
                  NAME AND PRINCIPAL POSITION                      YEAR     SALARY ($)  BONUS ($)   COMPENSATION (1)
- - ---------------------------------------------------------------  ---------  ----------  ----------  ----------------
Kenneth A. Swanstrom, Chairman, President and                         1994  $  250,000  $  122,662     $   17,100
  Chief Executive Officer......................................       1993     220,000      74,502         22,979
                                                                      1992     198,750      82,605         20,734

Mark W. Simon, Vice President --                                      1994  $  146,000  $   43,841     $   15,764
  Finance and Corporate Secretary..............................       1993     140,000      34,028         14,518
                                                                      1992     130,000      37,375         13,811

Martin Bidart, Vice President -- Manufacturing.................       1994  $  130,000  $   37,794     $   13,720
                                                                      1993     125,000      30,601         13,175
                                                                      1992     117,500      34,883         12,362

Raymond L. Bievenour, Vice President --                               1994  $  130,000  $   37,794     $   13,461
  Marketing/Sales..............................................       1993     125,000      30,601         12,932
                                                                      1992     117,500      34,883         11,987

Richard B. Ernest, Vice President -- Quality...................       1994  $  127,500  $   33,083     $   13,838
                                                                      1993     123,250      26,424         12,957
                                                                      1992     120,750      32,075         12,711

- - ------------------
(1) Includes amounts of Company contributions for 1994 to the Company's Profit-Sharing Plan, as follows: Kenneth A. Swanstrom, $15,000; Mark W. Simon, $14,600; Martin Bidart, $13,000; Raymond L. Bievenour, $13,000; and Richard B. Ernest, $12,750. The amounts set forth were expensed during the Company's 1994 fiscal year for financial reporting purposes under the Company's Profit-Sharing Plan, which covers all of its United States eligible employees, including officers, whose length of employment qualified them to participate. The Company's contribution to the Profit-Sharing Plan for each year is allocated among the participants in proportion to their compensation for that year. Also included in these amounts are insurance premiums paid by the Company in 1994 for the benefit of such persons, as follows: Kenneth A. Swanstrom, $1,800; Mark W. Simon, $864; Martin Bidart, $720; Raymond L. Bievenour, $461: and Richard B. Ernest, $1,088.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee's executive compensation policies are designed to focus the executive's attention and efforts on the attainment of Company goals, reward the executive for the successful attainment of those goals, provide a total cash compensation package that is competitive with the market for similar talent and create a feeling of shared destiny between the executives and all of the other employees.

     The Company has a long history of paying its executive officers annual cash bonuses for successful Company and individual performance. The Company has not provided equity based benefits to its executive officers.

     The compensation paid for the year 1994 to the Company's executive officers, including its Chief Executive Officer and the four other highest paid officers (the 'Named Executive Officers'), consisted of a base salary and a bonus. In addition, the executive officers are participants in the Company's profit sharing plan, its pension plan and its various fringe benefit programs.

     The annual salaries of the Named Executive Officers for fiscal year 1994 were determined in the month of December 1993. In determining the annual salary for each of the executive officers of the Company, including the Named Executive Officers, the Compensation Committee sought to establish salaries that were fair and competitive to those paid by comparable organizations and that fairly rewarded the executive officers for their performance and the Company's performance. In determining the annual salary of each of the Named Executive Officers, other than the Chief Executive Officer, the evaluation of the Chief Executive Officer of their performance, independent surveys of salaries for, and the salary increases then being granted with respect to, comparable positions in other businesses are considered, and each position is measured against the knowledge and problem solving ability required to fulfill the assigned duties and responsibilities of such positions and the officer's impact upon the operations and profitability of the Company.

     The same considerations were taken into account in fixing the Chief Executive Officer's salary for 1994, except that the Committee did not have the recommendation of the Chief Executive Officer.

     The salary increases given to the Named Executive Officers, other than the Chief Executive Officer, approximated 4%. The Chief Executive Officer's salary increase for 1994 was approximately 13.6%. This reflects the Committee's satisfaction with his performance as the Company's new Chief Executive Officer as well as a recognition of his increased responsibilities.

     Beginning with the year 1992, the Committee, with the assistance of independent consultants and the approval of the Board of Directors, established two formal incentive plans, one for all hourly and salaried employees of the Company and the other for the executive officers, including the Named Executive Officers. The bonus paid to each of the Named Executive Officers is determined in accordance with the Plan for the Company's executive officers, which was slightly modified for 1994.

     Under the incentive plan for the executive officers of the Company, three factors are taken into consideration in determining the amount of the annual bonus. The first and most significant is the Company's earnings before interest and taxes as defined in the Plan, 'EBIT'; the second is the performance of the individual against functional objectives established for the position; and the third is a subjective evaluation of the individual's performance. The target bonus for each officer, other than the Chief Executive Officer, is 25% of the individual's base salary. In the case of the Chief Executive Officer, the target is 40% of base salary (an increase of 5% over the previous year's target). Depending upon the relationship of the Company's actual EBIT for the year to the amount of EBIT fixed by the Board of Directors at the start of the year as the target for the year, the bonus can range from zero to 150% of the targeted amount. The consideration of EBIT is also the most significant factor in determining the annual bonuses paid to all other salaried and hourly workers under the employee incentive plan so that all executive officers and employees have a common standard of measure.

     Both the Pittman Division and the fastener operations of the Company exceeded the EBIT targets set forth in their respective business plans for the year 1994, and as a result their bonuses under the incentive plans exceeded target awards for all participants.

     With respect to the Chief Executive Officer, 50% of the 1994 bonus is based upon EBIT of the Company; 25% is based upon the Company's return on equity; and 25% is based upon the Committee's subjective analysis of his performance.

     The bonus paid to the Chief Executive Officer for the year 1994 was determined in accordance with the provisions of the incentive plan and reflect, in the opinion of the Compensation Committee, appropriate rewards for the outstanding successes achieved during the year. As a result of this success, that portion of the Chief Executive Officer's bonus dependent upon EBIT and the achievement of his functional objectives was 130.22% of the Target Amount for that portion of his bonus, and that portion of the bonus which is based upon the Committee's subjective analysis of his performance (which, under the Plan cannot exceed 25% of the Target Amount) was fixed at the full 25%. Accordingly, the total bonus paid to the Chief Executive Officer for the year 1994 was $122,662. This is $22,662 or 22.662% above the total Target Amount. In determining the amount of the discretionary portion of the bonus payable to the Chief Executive Officer, the Committee took into account, among other things, his performance in his first full year as Chief Executive Officer, the outstanding success of the Company for the year (sales grew by 20.7% over 1993, and earnings per share increased from $4.31 for 1993 to $6.12 for 1994, a 42% increase) and the strong executive team which he has been most instrumental in assembling for the Company.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Chief Executive Officer and the Named Executive Officers under the provisions of Section 162(m) given their current compensation levels. The Compensation Committee intends to take the necessary steps to conform the Company's policies with respect to executive compensation in order to comply with the provisions of Section 162(m) if and at such time as the deductibility thereof becomes affected by such provisions.

                                          Respectfully submitted by
                                          the Compensation Committee
                                          of the Board of Directors

                                          Willard S. Boothby, Jr.
                                          Lewis W. Hull
                                          Thomas M. Hyndman, Jr.
                                          Daryl L. Swanstrom

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the AMEX Market Value Index and the following combined Standard & Poor's line-of-business indices (the 'S&P Indices'): Electronics-Semiconductor Companies; Electronics-Instrumentation Companies; Office Equipment Companies; Communications Equipment Manufacturers.

                          [ PERFORMANCE GRAPH ]

                                                       1989       1990       1991       1992       1993        1994
 PENN ENGINEERING & MFG CORP                            100       77.55     110.83     155.22     202.32      187.69
 AMERICAN STOCK EXCHANGE INDEX                          100       81.51     104.51     105.62     126.23      114.73
 PEER GROUP                                             100       88.28     130.06     174.26     224.51      258.91

- - ------------------
(1) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1989 in each of the Company's Common Stock, the AMEX Market Value Index and the S&P Indices with investment weighted on the basis of market capitalization. The S&P Indices consist of companies that are representative of the lines of business that generate the major portion of the Company's revenues.

PENSION PLAN

     The following table is representative of the annual benefits payable under the Company's qualified retirement plans to an employee currently age 65 whose annual compensation remained unchanged during the last five years of employment and whose benefits will be paid for the remainder of employee's life.

                               PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                                          ------------------------------------------
ANNUAL COMPENSATION                          10         20         30         40
- - ----------------------------------------  ---------  ---------  ---------  ---------
$75,000.................................  $   9,045  $  18,090  $  27,135  $  36,180
100,000.................................     12,170     24,340     36,510     48,680
125,000.................................     15,295     30,590     45,885     61,180
150,000.................................     18,420     36,840     55,260     73,680
175,000.................................     18,420     36,840     55,260     73,680
200,000.................................     18,420     36,840     55,260     73,680
300,000.................................     18,420     36,840     55,260     73,680
400,000.................................     18,420     36,840     55,260     73,680

     Credited full years of service for the five officers listed above are as follows: Kenneth A. Swanstrom, 34 years; Mark W. Simon, 18 years; Martin Bidart, 4 years; Raymond L. Bievenour, 4 years; and Richard B. Ernest, 33 years. The covered compensation under the Pension Plan Table is that amount shown in the salary and bonus columns of the Summary Compensation Table. The amounts shown in the Pension Plan Table do not reflect any deduction for social security or other offset amounts. Benefits are subject to maximum limitations under the Internal Revenue Code. Therefore, with regard to 1994, the maximum salary that can be recognized under the plan is $150,000 and the maximum benefit at age 65 is limited to $118,800. The foregoing Pension Plan Table may be used for all five officers, except for Kenneth A. Swanstrom, who is entitled to a higher benefit due to plan provisions protecting prior accrued benefits. Mr. Swanstrom's projected benefit at age 65, after 44 years of service is $103,629.

DIRECTOR COMPENSATION

     The Company's non-employee directors each receive an annual retainer of $10,000 plus a fee of $750 for each meeting attended and reimbursement of travel expenses. Employees who are directors of the Company each receive a fee of $50 for each meeting attended. Members of the Audit Committee and the Compensation Committee each receive a fee of $500 for each meeting attended plus reimbursement of travel expenses.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period January 1, 1994 through December 31, 1994, all filing requirements applicable to its officers and directors were complied with, except that the initial report of ownership of Maurice D. Oaks, a director of the Company, was filed late.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Engineered Components/Spyraflo, Inc., which is engaged in manufacturing and distribution of various products, is also an authorized distributor for the Company's products in Florida, Alabama, Georgia and South Carolina. As such, Engineered Components/Spyraflo, Inc. maintains an inventory of the Company's products which Engineered Components/Spyraflo, Inc. purchases from the Company at the Company's standard distributor prices for resale to Engineered Components/Spyraflo, Inc.'s customers. In 1994, net sales by the Company to Engineered Components/Spyraflo, Inc. were approximately $7,061,000. Daryl L. Swanstrom, a director of the Company and a member of the Compensation Committee, is President and sole stockholder of Engineered Components/Spyraflo, Inc.

     The Company was billed $60,418 for legal services rendered during 1994 by the law firm of Duane, Morris & Heckscher. Thomas M. Hyndman, Jr., a director of the Company and a member of the Compensation Committee, is Of Counsel to such firm.

                              ELECTION OF AUDITORS

     Deloitte & Touche LLP served as the Company's independent public accountants for the Company's 1993 fiscal year. Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Deloitte & Touche LLP as auditors for the Company for its 1995 fiscal year. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Company or its subsidiaries, except in its capacity as auditors. Election of Deloitte & Touche LLP will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting.

     A representative of Deloitte & Touche LLP will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by the stockholders at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for the 1996 Annual Meeting of Stockholders must deliver such proposal in writing to the Secretary of the Company at the Company's mailing address in Danboro, Pennsylvania, not later than December 8, 1995.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          Kenneth A. Swanstrom
                                          Chairman of the Board

April 6, 1995

                     PENN ENGINEERING & MANUFACTURING CORP.
             Annual Meeting of Stockholders to be held May 4, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

   The undersigned hereby constitutes and appoints Kenneth A. Swanstrom and Thomas M. Hyndman, Jr., and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Penn Engineering & Manufacturing Corp. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Plant #2, Old Easton Road, Danboro, Pennsylvania, on Thursday, May 4, 1995, at 2:00 P.M., and at any adjournments thereof, as follows:

                  (Continued and to be signed on reverse side)

                                                        [X] Please mark your
                                                            votes like this in
                                                            blue or black ink
                 ----------
                   COMMON

                                      WITHHOLD
                                 FOR  AUTHORITY                                               FOR  AGAINST  ABSTAIN
1. Election of Class A Director  [ ]     [ ]      2. Approval of Auditors                     [ ]    [ ]      [ ]
   Nominee Maurice D. Oaks                           Proposal to elect Deloitte & Touche LLP
                                                     as the Company's independent public
                                                     accountants for 1995

                                                  3. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment thereof.

                                                  This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted
                                                  FOR the nominee for Class A Director set forth in proposal 1 and FOR proposal 2.


                                                  __________________________________________________________________________________
                                                                                Signature of Stockholder


                                                  __________________________________________________________________________________
                                                                                      Signature(s)


                                                  Date: ______________________________________________________________________, 1995

                                                  Note: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such

 Please sign, date and return this proxy promptly in the enclosed postage paid envelope.
